Exhibit 99.1

30 June 2015

Dear Dr Gunn

As previously agreed to with Nexvet, my tenure on the Board comes to an end on 30 June 2015. I therefore tender my immediate resignation as a Director of Nexvet Ltd. As such I also step down from the company’s Audit and Risk Committee.

I have thoroughly enjoyed my tenure on the Board, having also chaired the Audit and Risk Committee for a period and assisted in shepherding the company through its re-domicile to Ireland and NASDAQ listing.

Please pass my thanks on to the other Directors (in particular Chris Brown) for their help and assistance.

I wish you, the Board and Nexvet all the best in their endeavours.

Regards

/s/ Graeme Wald

Graeme Wald

cc: Mark Heffernan, Ashraf Hanna and Geraldine Farrell